Confidential Treatment Requested

Exhibit 10.16

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Agreement (“Agreement”) is made and entered into as of March 1, 2011 (“Effective Date”), by and between Qualys, Inc. (“Customer”), having its place of business at 1600 Bridge Parkway, Redwood Shores, California 94065, and SYNNEX Corporation (“SYNNEX”), having its place of business at 44201 Nobel Drive, Fremont, California 94538.

BACKGROUND

This Agreement governs Customer’s purchase of Products from SYNNEX. The General Terms and Conditions comprising the body of this Agreement sets forth the general terms for all Product purchases. Customer may purchase Products from SYNNEX by Purchase Order, which will be issued for each particular Product, setting forth any additional or special terms and conditions applying to that particular Product, such as prices, order quantities, and lead times, and any change to the General Terms and Conditions applying to that particular Product. If desired by the parties, a Summary Description of Products and Estimated Costs is attached hereto as Exhibit A for discussion purposes only. Notwithstanding the attached Summary Description of Products and Estimated Costs (if applicable), a Purchase Order shall be issued for each purchase transaction(s) specifying the quantities, prices, shipment/delivery date(s), delivery location(s), and any other special terms for the particular transaction(s).

AGREEMENT DOCUMENTS

The parties agree to be bound by this Agreement, which consists of this Signature Page, the General Terms and Conditions, and the applicable Exhibits indicated below:

             Exhibit A (Summary Description of Products and Estimated Costs)

             Exhibit B (Purchase Order)

             Exhibit C (Quality Program)

             Exhibit D (Payment Assignment)

             Exhibit E (Manufacturing Location / Contingency Plan)

The duly authorized representatives of the parties have executed and delivered this Agreement as of the Effective Date.

SYNNEX Corporation		Qualys, Inc.

By:	/s/ Simon Y. Leung	By:	/s/ Don McCauley
Name:	Simon Y. Leung	Name:	Don McCauley
Title:	Senior Vice President	Title:	CFO
General Counsel and Corporate Secretary

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GENERAL TERMS AND CONDITIONS

SECTION 1 DEFINITIONS.

1.1 “Agreement” shall have the meaning set forth in the Signature Page.

1.2 “Claims” shall mean any and all claims, liabilities, damages or causes of action.

1.3 “Common Materials” shall mean those Materials that are distributed by SYNNEX and do not account for more than fifty percent (50%) of Product run rate.

1.4 “Confidential Information” shall mean the information of a party, which information is conspicuously marked with “Confidential,” or “Proprietary” or other similar legend, or, if not marked as “Confidential” or “Proprietary” would otherwise be reasonably construed to be confidential or proprietary information of such party. If Confidential Information is orally disclosed it shall be identified as such at the time of disclosure and a brief written non-confidential description of the information and confirmation of the confidential nature of the information shall be sent to the recipient within thirty (30) days after the disclosure. Quantities, schedules and pricing shall be considered Confidential Information hereunder whether disclosed orally or in writing, or whether or not marked “Confidential” or “Proprietary.” Confidential Information does not include information that: (1) was in the possession of, or was known by, the receiving party prior to its receipt from the disclosing party, without an obligation to maintain its confidentiality; (2) is or becomes generally known to the public without violation of this Agreement; (3) is obtained by the receiving party from a third party, without an obligation to keep such information confidential; or (4) is independently developed by the receiving party without use of Confidential Information.

1.5 “Custom Materials” shall mean those Materials specific to Customer’s Products that cannot be returned to vendors or sold to third parties and are not used by SYNNEX in the ordinary course of business.

1.6 “Customer” shall have the meaning set forth in the Signature Page.

1.7 “Effective Date” shall have the meaning set forth in the Signature Page.

1.8 “Forecast” shall have the meaning set forth in Section 3.5.

1.9 “Intellectual Property” shall mean all worldwide rights arising under contract, status, or common law, whether or not perfected, associated with (1) patents and patent applications; (2) works of authorship, including copyrights, mask works, moral rights, and neighboring rights; (3) the protection of trade and industrial secrets and confidential information; (4) any rights analogous to those set forth herein

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and any other proprietary rights relating to intangible or intellectual property now existing or later recognized in any jurisdiction; and (5) divisions, continuations, renewals, reissuances, reexaminations, applications and registrations, and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

1.10 “Material” or “Materials” shall mean raw materials, components and other supplies necessary for the manufacture of Products pursuant to this Agreement.

1.11 “Product” shall mean the products and finished goods available for shipment that are manufactured by SYNNEX pursuant to this Agreement. If applicable, a Summary Description of Products and Estimated Costs (for discussion purposes only) is attached hereto as Exhibit A.

1.12 “Purchase Order” shall mean an order placed by Customer to ship Products(s) to an end-customer and as more fully set forth in Section 3.1. A form of Purchase Order is attached hereto as Exhibit B.

1.13 “Purchased Materials” shall mean those Materials that can be returned to vendors or sold to third parties and are not Common Materials or Custom Materials.

1.14 “Required Completion Date” shall mean the date by which the Product must be completed to meet the delivery requirements of the applicable Purchase Order.

1.15 “Specification” or “Specifications” shall mean the specifications for the Products, as provided by Customer and accepted in writing by SYNNEX, and as revised from time to time upon mutual written agreement of the parties.

1.16 “WIP” shall mean work-in-process or work-in-progress.

SECTION 2 AGREEMENT TO MANUFACTURE.

2.1 Scope of Work. Subject to the terms and conditions of this Agreement, SYNNEX shall, pursuant to Purchase Orders, ship Products to the location specified by Customer, and Customer shall purchase from SYNNEX such quantities of units of the Products as Customer may order from time to time, at the prices set forth on the applicable Purchase Order. SYNNEX’s obligations to manufacture, assemble and test Products pursuant to this Agreement shall not commence until SYNNEX accepts such Purchase Order. Each Product shall be manufactured, configured and tested according to Customer’s Specifications for such Product, and, as necessary, debugged pursuant to Section 7.1 in an effort to ensure that such Product substantially conforms to the Specifications.

2.2 Consigned Materials.

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(A) Upon request from SYNNEX, Customer may, at its election, consign Materials to SYNNEX. All consigned Materials shall be delivered to SYNNEX in a mutually agreed package type, and in sufficient time and in sufficient quantities to allow SYNNEX to meet scheduled delivery dates for the applicable Products. All consigned Materials shall be in good condition. Customer assumes complete liability for the quality of all consigned Materials and SYNNEX shall not be responsible for any defects therein or failures thereof. SYNNEX shall be responsible for inventory shrinkage of consigned Materials after its receipt and confirmation of such Materials and for ensuring that appropriate physical controls of such Materials are in place and properly administered.

(B) Notwithstanding any implication to the contrary in Section 2.2(A), SYNNEX shall be obligated to account for all of the Materials, specifically identified and confirmed by the parties at or prior to any consignment, that are consigned to SYNNEX. Accordingly, if any such Material is damaged, lost or destroyed in the manufacturing, configuration or testing process, SYNNEX shall be responsible, at Customer’s election, for replacing such Material at its own expense or paying Customer an amount for such Material to be agreed upon by Customer and SYNNEX; provided, however, SYNNEX shall have no responsibility for any such yield losses for any class of Material up to the amounts agreed upon by the parties.

2.3 Exclusivity. During the term of this Agreement, Customer shall grant SYNNEX the first right of negotiation for any proposed manufacturing programs and the first right of refusal for any definitive manufacturing programs within the scope of this Agreement.

2.4 Certifications. Prior to the initial manufacturing of any Product line, Customer shall notify SYNNEX of, and SYNNEX shall, at Customer’s expense, assist Customer with all manufacturing process certifications, audits, and approvals required to allow Customer to sell such Product, which may include the following regulatory approvals: ETL, UL/cUL, TUV, NEMKO, NOM, GOST-R, CCC, KCC, ICES 22.2, CE, FCC, IRAM, BSMI, and KCC. (DN)

SECTION 3 PURCHASING AND OTHER MATTERS.

3.1 Purchase Orders. Purchase Orders shall be submitted in writing to SYNNEX by postal delivery, courier delivery, facsimile transmission, or electronic transmission. A form of Purchase Order is attached hereto as Exhibit B. Receipt of each Purchase Order shall be promptly confirmed in writing by SYNNEX.

If SYNNEX believes it will be unable to meet the delivery dates set forth in any Purchase Order and notifies Customer of that concern and suggested alternative delivery dates within five (5) business days of its receipt of such Purchase Order, SYNNEX and Customer shall negotiate in good faith to agree upon an acceptable alternative delivery date. SYNNEX shall, within five (5) business days of its receipt of a Purchase Order, accept or reject such Purchase Order.

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3.2 Purchase Order and Forecast Releases. SYNNEX may make purchase commitments to vendors based upon the Purchase Orders or Forecasts received from Customer. Customer shall only be obligated to SYNNEX for Materials ordered by SYNNEX, as specifically provided in this Agreement, including, without limitation, Purchased Materials and Custom Materials, in quantities essential to meet a then projected delivery date for the related Product in the Purchase Order or then most recent Forecast. SYNNEX may give Customer written notice, from time to time, of the necessary advance order period for any Purchased Materials or Custom Materials that must be ordered more than ninety (90) days prior to receipt thereof by SYNNEX and any material change in such advance order period.

3.3 Rescheduling of Released Orders. Customer may reschedule delivery of units of Products up to two (2) weeks after the agreed delivery date by sending SYNNEX a written change order. Rescheduling of delivery of a Product beyond this two (2) week limitation may only be made with the approval of each of the parties. Customer may not reschedule delivery of units of Products before the agreed delivery date, except with the prior written consent of SYNNEX. Any fees for rescheduling, including resulting premium costs associated with Materials, labor or handling, must also be mutually agreed upon, in writing, by the parties.

3.4 Impact of Rescheduling. At any time after the Required Completion Date, SYNNEX may move any inventory of Products rescheduled beyond the limits specified in Section 3.3 to an internal secured consigned inventory location and bill to Customer an additional consignment fee to be mutually agreed upon by the parties, with payment terms as provided in Section 4.1. SYNNEX shall give Customer prompt written notice of its consignment election.

Inventory of Products not consumed after forty-five (45) days in the consigned inventory location shall be the responsibility of Customer and, five (5) days after the end of such forty-five (45) day period, in the sole discretion of SYNNEX, such inventory of Products may be shipped from the SYNNEX location to the non-SYNNEX location designated by Customer, at the expense of Customer.

3.5 Forecasts. At the request of SYNNEX, Customer shall provide SYNNEX, by the fifth business day of each month, with a three (3) month rolling forecast (the “Forecast”) of Customer’s purchase requirements of Products for such period, indicating the number of Products to be purchased during each month of the period of the Forecast. Forecasts shall be prepared in good faith and shall represent Customer’s reasonable expectation of its purchase requirements of Products for such period. Each Forecast shall be submitted in writing to SYNNEX by postal delivery, courier delivery, facsimile transmission, or electronic transmission, and shall supersede prior Forecasts to the extent the Forecast overlaps with prior Forecasts. Forecasts shall not be legally binding on Customer, except with respect to the obligations of Customer under this Agreement to purchase Purchased Materials and Custom Materials (as specified in Section 6.1), WIP and finished Products. Customer acknowledges and agrees that SYNNEX may place orders for Materials as required to meet the Forecast

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within Material lead time plus two (2) weeks, taking into consideration any minimum order quantities, and may manufacture Products in reliance on the quantity requirements specified for the first two (2) weeks of any Forecast.

3.6 Engineering Design Changes. If Customer should request any engineering change order for any Product, SYNNEX shall give Customer written notice, within three (3) business days of receiving written notice of such request, of the date by which, and at what cost, such engineering change order could be implemented. Customer shall be responsible for any increase in such costs (net of any savings of costs), due to an engineering change order, to which Customer agrees in writing.

3.7 Quality Program. If applicable, each of the parties shall comply with the quality program requirements described in Exhibit C hereto.

3.8 Cancellations. In the event that Customer wishes to cancel some quantity of units of Products ordered pursuant to a Purchase Order or Forecast, SYNNEX, upon receipt of such written notice of such cancellation, shall stop work on such units of Products to the extent specified therein. Customer’s termination liability for a cancellation shall be limited to the following:

(A) Payment for all units of Products delivered to Customer, or in the process of being delivered at the time, plus finished units of Products in inventory prior to, and including, the effective date of cancellation, at then applicable unit prices for such Products;

(B) Payment for all WIP on units of Products based upon (i) percentage of completion, as reasonably determined by SYNNEX and (ii) written notice, in reasonable detail, of which is given to Customer within two (2) business days of the effective date of cancellation, multiplied by the then applicable unit price of such Products, including units of Products which were in progress prior to receipt of notice of cancellation and that could not be completed by the cancellation date (Customer has the right to require SYNNEX to complete any such units on a reasonable schedule acceptable to both parties.); and

(C) Payment for Purchased Materials and Custom Materials as specified in Section 6.1.

SYNNEX shall use its commercially reasonable efforts to minimize cancellation charges by returning Purchased Materials for credit (with Customer’s approval), reselling Purchased Materials to third parties (with Customer’s approval), canceling Purchased Materials and Custom Materials on order, applying Purchased Materials and Custom Materials to other SYNNEX projects (when possible, at the sole discretion of SYNNEX), and minimizing all WIP and finished Products in support of the final production schedule.

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Upon payment of the cancellation charges for any completed Products, WIP, Purchased Materials and Customer Materials in-house or on order, such items shall become the property of Customer, F.O.B. SYNNEX (at the applicable SYNNEX facility), and, at Customer’s election and expense, shall be delivered to a location identified to SYNNEX by Customer or, at Customer’s direction, disposed of by SYNNEX.

3.9 New Products. Quotations by SYNNEX for new Products shall be jointly developed by the parties. Each such quotation requested by Customer shall be provided to Customer on an expeditious basis.

3.10 Meetings.

(A) The parties shall hold meetings, from time to time as requested by either party, but no less than semi-annually, (in person at Customer’s facility or by telephone conference call) for the purpose of discussing Customer’s existing and contemplated Purchase Orders, Forecasts and other order requirements. The parties, as business requirements dictate, may mutually agree upon the use of blanket Purchase Orders for specific Materials, subject to the terms of this Agreement.

(B) From time to time as requested by either party, but no less than semi-annually, the parties shall jointly review overall cost and volume performance of SYNNEX and Customer, respectively, and other performance parameters to be mutually agreed upon by the parties. The pricing model shall be jointly reviewed by the parties at an agreed upon frequency and may be modified with the mutual agreement of the parties.

SECTION 4 PAYMENT AND SHIPPING TERMS.

4.1 Invoices and Payment.

(A) SYNNEX shall invoice Customer upon shipment of finished Product. Payment for such Product is due [* * *] from date of invoice and may be made by check or wire transfer. Should Customer fail to make payment within [* * *] days after date of invoice, SYNNEX may, at its option, if it gives Customer written notice, in reasonable detail, of such failure and Customer does not cure such failure within [* * *] days of its receipt of such notice, (i) cease shipments to Customer and/or (ii) make some or all future shipments C.O.D. Daily interest at the rate of [* * *] per month shall accrue and be charged, until paid, on all payments not received by SYNNEX within such [* * *] period.

(B) Subject to the approval of SYNNEX, Customer may assign all of Customer’s rights to be paid amounts due, or to become due, under separate agreements with Customer’s customers in connection with the Products to satisfy

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

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Customer’s obligations for payment hereunder. A form of payment assignment is attached hereto as Exhibit D.

(C) Any party disputing a shipment or payment shall promptly describe such dispute in writing, in reasonable detail, and provide such description to the other party.

(D) Products that have been in inventory in excess of forty-five (45) days after the Required Completion Date shall be paid for as provided in this Agreement. SYNNEX shall provide Customer with a written listing, in reasonable detail, of all such Products, including its applicable purchase price. Customer shall pay SYNNEX for such Products within ten (10) days of its receipt of the listing for such Products.

(E) SYNNEX reserves the right to alter or change any and all credit terms upon thirty (30) business days prior written notice to Customer.

4.2 Packaging and Shipping. SYNNEX shall package each unit of Product to Customer’s Specifications, or, if not specified by Customer, to good commercial standards. All shipments made by SYNNEX to Customer or a designee of Customer shall be F.O.B. SYNNEX shipping point. Title and risk of loss or damage to a Product shall pass from SYNNEX to Customer upon delivery of such Product to the F.O.B. shipping point. Shipments to Customer or its designee shall be made in accordance with Customer’s specific routing instructions, including method of carrier to be used.

SECTION 5 WARRANTY.

5.1 Warranty. SYNNEX warrants to Customer that each of the Products manufactured, configured or tested by SYNNEX shall have been manufactured, configured and tested in conformance with the Specifications therefor and be free from material defects in workmanship under normal use and service for a period of ninety (90) days after shipment by SYNNEX . SYNNEX shall be responsible for procurement of Materials, incoming inspection, and safe handling of the Materials while in-house at SYNNEX, Customer shall be responsible for the selection of all Materials, as well as ensuring the quality of the vendors and the compatibility of the Materials.

Customer is also responsible for designing a Product which does not unduly stress the Materials being used. SYNNEX’s sole obligation under this warranty is limited to replacing, repairing, or issuing credit for any Products that do not substantially conform to such Specifications or are materially defective in workmanship. SYNNEX shall repair or replace any such Product, and deliver the repaired or replacement unit to Customer, within forty-five (45) days of SYNNEX’s receipt of such Product. No units of Products for which action may be required under this warranty shall be returned to SYNNEX’s manufacturing facility, F.O.B. Customer, without an accompanying

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SYNNEX supplied RMA Number, which SYNNEX shall grant on request upon Customer showing a reasonable basis for such return.

In the event a returned unit of a Product is found not to substantially conform to such Specifications or to be defective in workmanship, SYNNEX shall be responsible for the cost of shipping such unit of Product to SYNNEX and back to Customer or its customer. If a returned unit of Product is not so found, Customer shall be responsible for such costs of shipping. Customer shall reasonably cooperate with SYNNEX in its efforts to determine whether a material defect in a unit of Product exists and to repair any materially defective unit of Product.

SYNNEX shall assign to Customer any warranties for Materials it purchases under this Agreement and cooperate reasonably with Customer in its efforts to exercise its rights under such warranties.

THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT AND FOR ALL OTHER OBLIGATIONS OR LIABILITIES ON SYNNEX’S PART.

SYNNEX NEITHER ASSUMES, NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR SYNNEX, ANY OTHER LIABILITY IN CONNECTION WITH THE SALE OF PRODUCTS TO CUSTOMER OR ITS CUSTOMERS. THIS WARRANTY SHALL NOT APPLY TO ANY UNITS OF PRODUCTS WHICH SHALL HAVE BEEN REPAIRED OR ALTERED OTHER THAN BY SYNNEX OR WHICH SHALL HAVE BEEN SUBJECT TO MISUSE, NEGLIGENCE, OR ACCIDENT. SYNNEX SHALL NOT BE LIABLE FOR PERSONAL INJURY RESULTING DIRECTLY OR INDIRECTLY FROM THE DESIGN, MATERIAL, OPERATION OR INSTALLATION OF ANY UNITS OF PRODUCTS, OTHER THAN FOR PERSONAL INJURY RESULTING SOLELY FROM WORKMANSHIP.

EXCEPT FOR LIABILITY ARISING FROM BREACHES OF CONFIDENTIALITY OBLIGATIONS, NEITHER PARTY IS LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGE OF ANY KIND WHATSOEVER IT MAY CAUSE, EVEN IF IT IS MADE AWARE OF THE POSSIBLE OCCURRENCE OF ANY SUCH DAMAGE.

SECTION 6 RESPONSIBILITY FOR ADDITIONAL COSTS AND EXCESS INVENTORY.

6.1 Excess Inventory. In the event that SYNNEX purchases or orders Materials in order to meet Customer’s requirements as set forth in any Purchase Order or Forecast, Customer shall be required to purchase the unused portion of such Materials from SYNNEX upon demand if Customer fails to purchase units of Products in accordance with such Purchase Order or Forecast. SYNNEX shall provide to Customer

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from time to time as requested by Customer, but no more than monthly, an inventory report of Materials. Customer may audit such inventory report. Customer shall pay for such Materials in the amounts and at the times contemplated as follows:

(A) Common Materials. Customer shall have no payment obligation or other liability for Common Materials.

(B) Purchased Materials. Customer shall pay SYNNEX the price differential, if any, of the original purchase price less the return or resale price of Purchased Materials in the event of return or resale at a loss. SYNNEX shall pay Customer the price differential, if any, of the original purchase price less the return or resale price of Purchased Materials in the event of return or resale at a gain. Customer shall also pay SYNNEX for any restocking charges, “bill-backs,” cancellation charges or related return or cancellation fees charged by vendors for accepting return of Purchased Materials. In the event Purchased Materials are not returned to the vendors or resold to third parties within thirty (30) days of SYNNEX’s demand for payment therefor, such Purchased Materials shall be deemed to be Custom Materials.

(C) Custom Materials. Customer shall pay SYNNEX for its cost of the inventory of Custom Materials within five business (5) days of (i) SYNNEX’s demand for payment therefor or (ii) the deemed conversion of Purchased Materials to Custom Materials as a result of the expiration of the thirty (30) day period specified in Section 6.1(B). Custom Materials shall be the responsibility of Customer and shall be shipped from the SYNNEX location to the non-SYNNEX location designated by Customer, at the expense of Customer.

6.2 Cost Adjustments. Product pricing shall remain firm for units of Products on Purchase Order received by SYNNEX, except as follows:

(A) In the event there is an increase in the cost of a Material, or the labor content (as normally defined in the manufacturing industry), of a Product (which has not been ordered as of such increase) which affects the purchase price of such Product, SYNNEX may document such increase in costs and provide such information to Customer in writing in reasonable detail, within five (5) business days of SYNNEX becoming aware of such increase. Both parties may mutually pursue alternative pricing in order to retain the original cost. If such an alternative cannot be attained within a reasonable period of time, the purchase prices for units of the affected Product shall be adjusted to reflect the actual amount of such increase.

As appropriate in the circumstances, as determined by Customer in its sole discretion, Customer shall commit such engineering resources as may be necessary to qualify an alternative source Material if its preliminary review of the engineering specifications for such alternative source Material shows that it provides enhanced management of supply or cost improvements or adequately addresses any end-of-life issues for a then utilized Material.

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(B) Customer shall also be responsible for costs and expenses of SYNNEX specified below not included in the purchase price for a Product, and shall pay for such costs and expenses within thirty (30) days of receiving an invoice therefor:

(i) Overtime charges and other actual out-of-pocket expenses approved by Customer and incurred as a result of material delays in the normal production or material interruption in the work flow process where such delays or interruptions are caused by: (a) Customer changes in Specifications or Product test which impact a build in progress; or (b) Customer’s failure to provide sufficient quantities or a reasonable quality level of consigned Materials where necessary to sustain the required production schedule.

(ii) Any Material that is rendered obsolete as a result of a Customer engineering, field, manufacturing, design, test, or other change. Such obsolete Material shall be invoiced to Customer. Each such obsolete Material shall be packaged and delivered to Customer by SYNNEX, F.O.B. SYNNEX shipping point, within thirty (30) days of the change effective date and invoiced as of the shipment date thereafter.

(iii) Out-of-pocket expenses incurred due to extraordinary packaging requirements imposed by Customer.

(iv) Any rescheduling fees referenced in Section 3.3.

(v) A carrying cost fee of [* * *] per day for the inventory of Materials and Products not consumed or delivered to Customer or Customer’s designee after the applicable delivery date.

SECTION 7 FUNCTIONAL TEST.

7.1 Functional Test Equipment. Customer shall provide to SYNNEX, for its use and at Customer’s expense, appropriate functional test equipment, as may be mutually agreed upon by Customer and SYNNEX from time to time, reasonably necessary to allow SYNNEX to meet all Product and production commitments of SYNNEX under this Agreement. Customer shall also provide, at its expense, the technical support and maintenance to ensure all such functional test equipment is kept in proper working order. SYNNEX shall ensure that adequate physical asset controls for such equipment are continually maintained and the equipment is used for the purposes contemplated by this Agreement. If SYNNEX is negligent in the use or care of any of such equipment, or breaches any of its obligations with respect to such equipment, it shall be responsible for the cost of repair or replacement of such equipment.

SECTION 8 LICENSE GRANT; OWNERSHIP RIGHTS.

8.1 Nonexclusive License. For the term of this Agreement, Customer grants SYNNEX a non-exclusive, nontransferable, royalty free license, without right to

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sublicense, to use Customer’s Intellectual Property (1) that is necessary for the manufacturing, assembling and testing of Products for Customer pursuant to this Agreement and (2) for the sole purpose of manufacturing, assembling and testing Products for Customer pursuant to this Agreement. SYNNEX acknowledges and agrees that Customer’s Intellectual Property contains certain proprietary and confidential information. SYNNEX agrees to protect such information, and disclosures related thereto, pursuant to Section 12, below.

8.2 Intellectual Property Rights. Each party shall retain sole ownership of, and all rights to, any Intellectual Property of any kind previously owned by that party or created solely by that party. The parties shall jointly own any Intellectual Property rights where both parties made substantial contributions to the creation thereof; provided, however, Customer shall be the sole owner of all right, title and interest in and to any Intellectual Property rights related to Products and any improvements, modifications or derivative works of any Products other than Intellectual Property rights to manufacturing processes and other SYNNEX processes. Such Intellectual Property rights to manufacturing processes and other SYNNEX processes shall belong solely to SYNNEX.

SECTION 9 TERM AND TERMINATION.

9.1 Term and Termination. The initial term of this Agreement shall commence on the Effective Date and extend for one (1) year thereafter, with automatic one year renewals unless terminated according to one or more of the following provisions:

(A) At any time upon the mutual written agreement of both parties;

(B) By either party with or without cause upon ninety (90) days prior written notice of termination to the other party;

(C) By either party, following a material breach of this Agreement by the other party and the breaching party’s failure to cure such breach within thirty (30) days of it receiving written notice of such breach; and

(D) By either party upon the other party seeking an order for relief under the bankruptcy laws of the United States or similar laws of any other jurisdiction, a composition with or assignment for the benefit of creditors, or dissolution or liquidation.

9.2 Effect of Termination. Upon termination by either party pursuant to Section 9.1, Customer shall be liable for any cancellation according to Section 3.8.

9.3 Return of Equipment and Confidential Information. Upon termination of this Agreement by either party, each party shall take the following actions

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as soon as commercially practicable upon being requested in writing to do so by the requesting party: (i) return all equipment, including but not limited to, any functional test equipment referenced in Section 7.1 and; (ii) return all originals and copies Confidential Information. Notwithstanding the foregoing, each party may retain an archival copy of the Confidential Information as required by record retention policies or law.

9.4 Survival. The provisions of Sections 3.8, 4 through 6, 8.2, and 9 through 13 shall survive any termination or expiration of this Agreement and enforcement thereof pursuant to this Section 9.4 shall not be subject to any condition precedent.

SECTION 10 INDEMNIFICATION.

10.1 Product Indemnification. Customer agrees that it shall indemnify SYNNEX against any and all third-party Claims hereafter brought or asserted by any person or entity arising out of the design, installation or use of any units of Product(s) manufactured by SYNNEX under this Agreement, except to the extent such Claim results from such units of Product(s) not substantially conforming to their Specifications or being materially defective in workmanship. Such indemnification obligation shall be conditioned upon SYNNEX promptly notifying Customer of any such Claim. Such indemnification shall include reasonable attorneys’ fees and other costs incurred by SYNNEX in the defense of any Claim. Such indemnification is conditioned upon Customer having sole and exclusive control over the defense of any such Claim. Customer shall not enter into any settlement that affects SYNNEX’s rights or interests without SYNNEX’s prior written approval. Customer shall have no authority to settle any Claim on behalf of SYNNEX.

10.2 Patents, Copyright Trade Secret and Other Proprietary Rights. Customer agrees to defend at its expense any third-party suit brought against SYNNEX based upon a claim that finished Product(s) manufactured by SYNNEX pursuant to the terms and conditions of this Agreement infringes a patent, copyright, trade secret or other proprietary right, foreign or domestic, and to pay the amount of any settlement, or the costs and damages finally awarded with respect to such Claim, provided that SYNNEX promptly notifies Customer of and provides Customer with reasonable assistance in the defense of any such Claim. Customer shall not enter into any settlement that affects SYNNEX’s rights or interests without SYNNEX’s prior written approval.

10.3 Intertek. Reference is made to that certain Manufacturer’s Certification Agreement by and between Intertek Testing Services NA, Inc. and SYNNEX Corporation, dated June 16, 2010 (the “Intertek Agreement.”) Customer agrees that it shall indemnify SYNNEX against any and all Claims and liabilities incurred by SYNNEX arising out of the Intertek Agreement including but not limited to Claims or obligation arising out of Sections 2.2 and 4.1 of the Intertek Agreement. Such indemnification obligation shall be conditioned upon SYNNEX promptly notifying Customer of any such Claim. Such indemnification shall include reasonable attorneys” fees and other costs incurred by SYNNEX in the defense of any Claim. Such

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indemnification is conditioned upon Customer having sole and exclusive control over the defense of any such Claim. Customer shall not enter into any settlement that affects SYNNEX’s rights or interests without SYNNEX’s prior written approval. Customer shall have no authority to settle any Claim on behalf of SYNNEX.

10.4 Employee and Contractor Indemnification. Each of the parties agrees that it shall indemnify the other party against any and all Claims hereafter brought or asserted by any person against the other party (1) relating to any alleged or actual action or omission to act by the indemnifying party arising from, or in connection with, such person’s status as an employee or independent contractor of the indemnifying person or the termination of such status, (2) relating to any physical or other bodily injury arising from, or in connection with, any alleged or actual act or omission to act of the indemnifying party or any of its employees or independent contractors, or (3) relating to any workers’ compensation claim made by an employee or independent contractor of the indemnifying party resulting from any injury sustained by such person while employed or retained by the indemnifying party.

SECTION 11 STAFFING.

11.1 Staffing. Each of the parties agrees not to solicit, hire or engage any employees of the other party that are directly involved in the activities of the other party in connection with this Agreement during the period such employees are employed by the other party and for a period of one hundred and eighty (180) days after the date of such employee’s termination of employment from the other party. Each party acknowledges that any material violation of the rights and obligations provided in this Section 11.1 may result in immediate and irreparable injury to the other party, and hereby agrees that the aggrieved party shall be entitled to immediate temporary, preliminary, and permanent injunctive relief against any such continued violations upon adequate proof, as required by applicable law. Notwithstanding Section 13.6, each party hereby submits itself to the personal jurisdiction of the courts of competent subject matter jurisdiction for purposes of entry of such injunctive relief.

SECTION 12 CONFIDENTIALITY.

12.1 Confidentiality Obligations. The receiving party shall protect the confidentiality and secrecy of the disclosing party’s Confidential Information and shall prevent any improper disclosure or use thereof by its employees, agents, contractors or consultants, in the same manner and with the same degree of care (but in no event less than a reasonable degree of care) as it uses in protecting its own information of a confidential nature for a period of three (3) years from the date of such disclosure. Each party must inform its employees having access to the other’s Confidential Information of restrictions required to comply with this Section 12.1. Each party agrees to provide notice to the other immediately after learning of or having reason to suspect a breach of any of the restrictions of this Section 12.1. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information if and to the extent that such disclosure is required by applicable law, provided that the receiving party uses reasonable

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efforts to limit the disclosure and provides the disclosing party a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure.

Each party retains for itself all proprietary rights it possesses in and to all of its own Confidential Information. Accordingly, Confidential Information which the disclosing party may furnish to the receiving party shall be in the receiving party’s possession pursuant only to a restrictive, nontransferable, nonexclusive license under which the receiving party may use such Confidential Information under the terms of this Agreement, solely for the purposes of satisfying its obligations hereunder. Each party understands that the party receiving Confidential Information may now or in the future be developing proprietary information internally, or receiving proprietary information from third parties in confidence that may be similar to disclosed Confidential Information. Nothing in this Agreement shall be construed as a representation or inference that the receiving party will not develop products, for itself or others, that compete with the products, processes, systems or methods contemplated by disclosed Confidential Information.

Each party acknowledges that any material violation of the rights and obligations provided in this Section 12.1 may result in immediate and irreparable injury to the other party, and hereby agrees that the aggrieved party shall be entitled to immediate temporary, preliminary, and, permanent injunctive relief against any such continued violations upon adequate proof, as required by applicable law. Notwithstanding Section 13.6, each party hereby submits itself to the personal jurisdiction of the courts of competent subject matter jurisdiction for purposes of entry of such injunctive relief.

SECTION 13 MISCELLANEOUS.

13.1 Entire Agreement and Modification. This Agreement shall constitute the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. The Exhibits attached hereto are considered to be a part of this Agreement; provided, however, in the event of conflict between the documents comprising this Agreement, the order of precedence shall be (1) the Purchase Order, (2) the then most recent Forecast, (3) these General Terms and Conditions, and (4) the remaining Exhibits. No modification of this Agreement shall be binding, unless in writing and signed by an authorized representative of each party.

13.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party hereto shall in any way sell, transfer, assign, or otherwise dispose of any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement; provided, however, SYNNEX shall have the right to assign its rights, duties and responsibilities under this Agreement to an affiliate of SYNNEX; provided further, however, SYNNEX shall remain obligated under this Agreement and Customer shall

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have the right to approve any change of the manufacturing facility for any Product. An affiliate of SYNNEX means any corporation, partnership or other business entity which controls, is controlled by, or is under common control with SYNNEX.

13.3 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall be severed and shall not affect any other provision hereof. Furthermore, the severed provision shall be replaced by a provision which comes closest to such severed provision, or part thereof, in language and intent, without being invalid, illegal or unenforceable.

13.4 Force Majeure. Neither party shall be liable to the other for any delay in performance or failure to perform, in whole or in part, due to labor dispute, strike, war or act of war (whether an actual declaration is made or not), insurrection, riot, civil commotion, act of public enemy, accident, fire, flood, earthquake, or other act of God, act of any governmental authority, judicial action, computer virus or worm, or similar causes beyond the reasonable control of such party. If any event of force majeure occurs, the party affected by such event shall promptly notify the other party of such event and take all reasonable actions to avoid the effect of such event. Regardless of the excuse of Force Majeure, if such party is not able to perform within forty-five (45) days after such event, the other party may terminate the affected purchase order(s).

13.5 Independent Contractor. SYNNEX and Customer are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties.

13.6 Disputes. Both parties agree to negotiate in good faith the settlement of any disputes that may arise under this Agreement. If necessary, such disputes shall be escalated to appropriate senior management of each party. In the event that such good faith settlements fail, excluding any and all disputes and controversies arising out of or in connection with Sections 11.1 or 12.1, any and all other disputes and controversies of every kind and nature between the parties arising out of or in connection with the existence, construction, validity, interpretation, or meaning, performance, non-performance, enforcement, operation, breach, continuance, or termination of this Agreement shall be submitted to binding arbitration, pursuant to the Rules of the American Arbitration Association, before a single arbitrator in Alameda County, California. In the event the parties cannot agree on the arbitrator, then an administrator of the American Arbitration Association shall select an appropriate arbitrator from among arbitrators of the American Arbitration Association with experience in manufacturing disputes for technology products. In the event of any litigation arising out of this Agreement or its enforcement by either party, the prevailing party shall be entitled to recover as part of any judgement, reasonable attorneys’ fees and court costs.

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13.7 Jurisprudence. This Agreement shall be governed by and construed in accordance with the laws of California and the United Nations Convention on Contracts for the International Sale of Goods shall not apply.

13.8 Notice. All written notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt.

13.9 Exhibits. Each Exhibit attached hereto is incorporated herein by this reference. The parties may amend any Exhibit from time to time by entering into a separate written agreement, referencing such Exhibit and specifying the amendment thereto, signed by an authorized employee of each of the parties.

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EXHIBIT A

SUMMARY DESCRIPTION OF PRODUCTS AND ESTIMATED COSTS

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EXHIBIT B

PURCHASE ORDER

Each Purchase Order shall contain the following information:

1.	Quantity and type of units of Product to be shipped.

2.	Product unit price.

3.	Product unit revision level.

4.	Delivery schedule, by date, Product unit and quantity.

5.	Packaging process and method.

6.	Destination, carrier and other specific instructions.

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EXHIBIT C

[Reserved]

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EXHIBIT D

[Reserved]

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EXHIBIT E

Manufacturing Location.

Synnex Corporation

Building 5

44051 Nobel Drive

Fremont, CA 94538

All Products that SYNNEX delivers to Customer will be manufactured at that specified location. SYNNEX will provide Customer with ninety (90) days advance written notice (except in Force Majeure situations or as otherwise agreed in writing by Customer and SYNNEX of any proposed change of manufacturing location).

Contingency Plan.

In the event of a natural disaster SYNNEX’s system will reroute orders to the nearest available warehouse. Our phone systems will transfer calls to the nearest sales office (3 CA locations, SC, NJ, NY, OR & TX). Manufacturing projects would be transferred between Fremont, CA, Olive Branch, MS.

SYNNEX anticipates the transfer to take roughly 2 weeks, depending on material transfer and IT requirements